Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports Record Sales
and Net Income for Fiscal 2009
•	Fiscal 2009 sales advanced 17.0% to $101.1 million; fourth quarter sales increased 9.2% to $24.8 million

•	Net income for fiscal 2009 was $17.5 million, 16.2% above prior year

•	Fourth quarter orders were $20.5 million; Full-year orders were $73.9 million

•	Backlog at fiscal-year end down 36% to $48.3 million

•	Strong balance sheet: $46.2 million in cash and investments and no long-term bank debt
BATAVIA, NY, May 29, 2009 — Graham Corporation (NYSE Amex: GHM), a manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported financial results for its fourth quarter and fiscal year ended March 31, 2009. Net sales were $24.8 million in the quarter, up $2.1 million, or 9.2%, compared with net sales of $22.8 million in the prior year’s fourth quarter. For the year ended March 31, 2009 (“fiscal 2009”), revenue was a record $101.1 million, 17.0% above revenue of $86.4 million for the fiscal year ended March 31, 2008 (“fiscal 2008”).
Net income in the fourth quarter was $3.6 million, or $0.35 per diluted share, a decline of 14.6% compared with net income of $4.2 million, or $0.41 per diluted share, in the prior year’s fourth quarter. Net income in fiscal 2009 was $17.5 million, up $2.4 million, or 16.2%, over net income of $15.0 million in fiscal 2008. On a per diluted share basis, net income in fiscal 2009 was $1.71 compared with $1.49 in fiscal 2008, a 14.8% improvement.
Mr. James R. Lines, President and Chief Executive Officer of Graham, commented, “Fiscal 2009 sales just over $100 million and net income of $17.5 million were records for Graham, and represent a great accomplishment by our employees. Nonetheless, the year presented challenges as our markets abruptly changed mid-year. The resilience of Graham and its ability to react quickly to changes in our markets allowed us to maintain our efficiencies, adjust our cost structure and put ourselves in a strong position to weather and, where possible, take advantage of this current down cycle.”
Solid Revenue Growth in Quarter
For the fourth quarter, ejector sales were up 22.6% to $8.5 million and sales of condensers advanced 27.3% to $7.8 million. The remaining product lines (aftermarket, heat exchangers, and pump packages) were down 11.9% to $8.5 million. Ejector and condenser sales in the fourth quarter were driven by orders received in the latter half of fiscal 2008 and first half of fiscal 2009, primarily from refinery and petrochemical projects.
U.S. sales were up $4.4 million, or 38.4%, to $15.8 million, representing 64% of total sales, in the fourth quarter compared with $11.4 million, representing 50% of total sales, in the same quarter of fiscal 2008. International sales during the fourth quarter were $9.0 million,

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 2
May 29, 2009
representing 36% of total sales, down from $11.4 million, or 50% of total sales, in the same quarter of fiscal 2008. Decreased sales to the Middle East, South America and Western Europe were somewhat offset by increased sales to Asia and Canada. Fluctuations in sales among products and geographic locations can vary measurably from quarter to quarter based on the timing and magnitude of projects, and Graham generally does not believe that such fluctuations are indicative of business trends.
In Graham’s leading industries, 37% of sales in the fourth quarter were to the refining industry, compared with 33% in the same period of the prior fiscal year, and approximately 35% of sales were to the chemical/petrochemical industry, compared with 32%, in the fourth quarter of fiscal 2008.
Managing Operational Effectiveness
Gross profit was $9.6 million, or 38.8% of sales, in the fourth quarter, compared with $8.9 million, or 39.3% of sales, in the same period of the prior fiscal year, but improved over gross margin in the trailing third quarter of 37.9%.
Selling, general and administrative (“SG&A”) expenses were $3.5 million, or 14.1% of sales, in the fourth quarter compared with $3.3 million, or 14.6% of sales, in the fourth quarter of fiscal 2008. Costs related to Graham’s ongoing initiatives to improve manufacturing efficiencies and commission accruals, as a result of higher sales, caused the slight increase in SG&A expenses in the current year’s fourth quarter compared with the same quarter of fiscal 2008.
In the fourth quarter, Graham’s workforce was restructured by eliminating certain management, office and manufacturing positions. As a result, the quarter’s results included a restructuring charge of $559 thousand, which included severance and related employee benefit costs. This restructuring is expected to yield approximately $2.7 million in annual cost savings.
Mr. Lines noted, “The restructuring steps we took in the fourth quarter resulted from the sudden and major shift in demand from the industries we serve. We felt that the quick drop in order placement made it necessary to adjust the organization’s size to new expectations and to take quick action to maximize efficiencies. As a result of careful planning over the past several years, we are a more nimble, efficient and flexible organization than we had been in prior cycles. We were therefore able to respond quickly when this down cycle hit. We consequently expect that, although the top line decline could be significant going forward, there will be less impact to our bottom line compared with prior cycle bottoms. Likewise, we are better positioned than we were in 2004 and 2005 to capture greater market share more quickly when demand once again increases.”
Interest income in the fourth quarter of fiscal 2009 declined to $30 thousand compared with
$227 thousand in the same period of the prior fiscal year, primarily as a result of a significant decline in current treasury yields compared with a year ago.
Graham’s effective tax rate in fiscal 2009 was approximately 35%, compared with an effective tax rate of around 32% for fiscal 2008. The increase was due to a higher level of pretax income relative to the allowable level of tax deductions. The effective tax rate for the fourth quarter of fiscal 2009 was 36%.
2009 Review
Fiscal 2009 sales increased in all product categories compared with fiscal 2008. Sales of condensers advanced 8.2% to $22.9 million and ejector sales increased 5.0% to $38.5 million. The remaining product lines (aftermarket, heat exchangers, and pump packages) increased 38.9% to $39.7 million. Approximately 10% of manufacturing production hours were outsourced in fiscal 2009.

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 3
May 29, 2009
Sales to the refining industry accounted for 46% of revenue in fiscal 2009, up from 43% in fiscal 2008. Chemical/petrochemical sales were 27% of fiscal 2009 revenue, compared with 31% in fiscal 2008, and 27% of fiscal 2009 sales were to other industrial applications, compared with 26% in fiscal 2008.
U.S. sales, driven by a strong refining sector, represented 63% of fiscal 2009 sales, compared with 54% in fiscal 2008. International sales were 37% of sales in fiscal 2009, compared with 46% last year. Sales to Canada, Western Europe and Asia advanced while sales to South America and the Middle East declined.
SG&A expenses were $14.8 million, or 14.7% of sales, in fiscal 2009 compared with $13.1 million, or 15.1% of sales, in fiscal 2008. The increase was due to higher variable compensation costs related to the increase in sales and net income.
Strong, Flexible Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at March 31, 2009, were $46.2 million, compared with
$36.8 million at March 31, 2008. Approximately $41.1 million was invested in U.S. Treasury notes with maturity periods of 91 to 180 days at March 31, 2009. As of March 31, 2009, Graham had no borrowings and $8.8 million of outstanding letters of credit under its $30.0 million revolving line of credit facility.
Net cash provided by operating activities for the fourth quarter was $3.6 million compared with $3.7 million in the prior year’s fourth quarter. For fiscal 2009, net cash provided by operating activities was $11.0 million, compared with $19.7 million in fiscal 2008. The year-over-year decrease was a result of higher working capital requirements due to greater sales volume, an increase in income taxes paid and a larger contribution to Graham’s defined benefit pension plan.
Capital expenditures were $299 thousand in the fourth quarter and $1.5 million for all of fiscal 2009, compared with $368 thousand in last year’s fourth quarter and $1.0 million for all of fiscal 2008. Capital expenditures for fiscal 2009 were below the Company’s previous estimate and reflect cost conservation measures implemented beginning in the third quarter. Capital expenditures in fiscal 2010 are expected to be approximately $1.0 million, of which approximately 65% will be used for machinery and equipment, 28% for information technology and 7% for other expenditures, with an estimated 50% of expected capital expenditures to be used for productivity improvements and the balance for capitalized maintenance and other general purposes.
Weak Near-term Outlook; Strong Long-term Fundamentals
Orders during the fourth quarter of fiscal 2009 were $20.5 million, below $35.1 million in orders received in the prior year’s fourth quarter, but measurably improved over the $8.1 million in orders received in the trailing third quarter. For the full year, orders in fiscal 2009 were down 31% to $73.9 million compared with $107.1 million in fiscal 2008. Orders were down in all product categories for both the fourth quarter and full fiscal year.
Graham’s backlog was $48.3 million at March 31, 2009, down 36.0% compared with $75.7 million at March 31, 2008. During fiscal 2009, Graham was notified by customers that three projects with a value of $3.3 million were cancelled and five orders with a value of $4.4 million were placed on hold (suspended) pending further evaluation. Backlog has been reduced for the cancelled projects, but does include the orders placed on hold (suspended). Approximately 38% of projects in backlog are for refinery projects, 35% for chemical and petrochemical projects and 27% for power and other industrial commercial applications, compared with 49%, 28% and 23%, respectively, at March 31, 2008. Approximately 90% of backlog is expected to ship in the next twelve months.

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 4
May 29, 2009
Mr. Lines stated, “We continue to believe in the long-term prospects of our markets, but expect fiscal 2010 to be down measurably from fiscal 2009. We anticipate that fiscal 2010 revenue could be down between 30% and 40% from fiscal 2009. Gross margin will also be impacted by the downturn, both as a result of lost leverage on lower volume, but also because of the lower margins currently defined in our backlog as a result of lower demand. We expect that gross margin will be in the 28% to 31% range.”
He concluded, “It is difficult to determine the length of time that the bottom of this cycle will last for us, but we have historically lagged economic recovery by about 12 months. Moreover, we believe that our order trend will be a six- to 12-month leading indicator. Looking beyond this cycle, long-term forecasts for global energy requirements and demand for chemical and petrochemical-based products indicate sustained growth as less developed economies in the Middle East and Asia continue to expand. Because of our strong, global brand and excellent reputation for high quality, reliable products and technically-advanced and dependable service, we expect that we will benefit greatly from continued global growth.”
Stock Buyback Program
On January 29, 2009, Graham’s Board of Directors authorized a stock repurchase program, permitting the Company to repurchase up to 1.0 million shares of its common stock. Graham repurchased 277 thousand shares under the program in the fourth quarter at a cost of $2.3 million, or approximately $8.25 per share, leaving 723 thousand shares available for repurchase through July 2009.
Mr. Jeffrey Glajch, Graham’s Vice President of Finance & Administration and Chief Financial Officer, commented, “Our share repurchase authorization reflects the Board’s confidence in Graham’s future. We entered the current recession with a very strong balance sheet and cash position and consider the repurchase program to be a wise use of a small portion of our cash resources.”
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. ET. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial and operating results for the fourth quarter and 2009 fiscal year as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 323111 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted, once available. The webcast and transcript will remain available on the website for approximately 30 days.

•	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 323111. The telephonic replay will be available through June 5, 2009, at 11:59 p.m. Eastern Time.

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 5
May 29, 2009
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Company can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which Graham Corporation operates, changes in general economic conditions and customer behavior and Graham Corporation’s acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:

Jeffrey Glajch, Vice President Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 6
May 29, 2009
Graham Corporation Fourth Quarter Fiscal Year-End 2009
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	March 31,		%	March 31%
	2009	2008	Change	2009	2008	Change

Net sales	$24,848	$22,756	9.2%	$101,111	$86,428	17.0%

Cost of products sold	15,215	13,817	10.1%	59,399	52,266	13.6%

Gross profit	9,633	8,939	7.8%	41,712	34,162	22.1%

Gross profit margin	38.8%	39.3%	-1.3%	41.3%	39.5%	4.6%
Expenses and other income:
Selling, general and administrative	3,505	3,318	5.6%	14,825	13,074	13.4%
Other expense	559			559

Operating profit	5,569	5,621	(0.9%)	26,328	21,088	24.8%
Operating profit margin	22.4%	24.7%	(9.3%)	26.0%	24.4%	6.6%
Interest income	(30)	(227)	(86.8%)	(416)	(1,026)	(59.5%)
Interest expense	1	1	0.0%	5	10	(50.0%)
Income before income taxes	5,598	5,847	(4.3%)	26,739	22,104	21.0%
Provision for income taxes	2,017	1,656	21.8%	9,272	7,070	31.1%

Net income	$3,581	$4,191	(14.6%)	$17,467	$15,034	16.2%

Per share data
Basic
Net income	$0.35	$0.42	(16.7%)	$1.72	$1.52	13.2%
Diluted
Net income	$0.35	$0.41	(14.6%)	$1.71	$1.49	14.8%
Weighted average common shares outstanding:
Basic	10,102	10,034		10,134	9,912
Diluted	10,116	10,156		10,195	10,085
Dividends declared per share	$0.02	$0.015		$0.075	$0.05
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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 7
May 29, 2009
Graham Corporation Fourth Quarter Fiscal Year-End 2009
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Audited)

	March 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$5,150	$2,112
Investments	41,059	34,681
Trade accounts receivable, net of allowances ($39 and $41 at March 31, 2009 and 2008, respectively)	6,995	5,052
Unbilled revenue	10,444	8,763
Inventories	4,665	4,797
Domestic and foreign income taxes receivable	4,054	1,502
Prepaid expenses and other current assets	375	463

Total current assets	72,742	57,370
Property, plant and equipment, net	9,645	9,060
Deferred income tax asset	224	70
Prepaid pension asset	4,300	4,186
Other assets	13	25

Total assets	$86,924	$70,711

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$28	$20
Accounts payable	5,514	5,461
Accrued compensation	4,630	4,517
Accrued expenses and other liabilities	2,266	2,114
Customer deposits	5,892	5,985
Deferred income tax liability	4,865	2,275

Total current liabilities	23,195	20,372

Capital lease obligations	31	36
Accrued compensation	250	232
Deferred income tax liability	1,253	315
Accrued pension liability	256	271
Accrued postretirement benefits	828	949

Total liabilities	$25,813	$22,175

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500 shares	—	—
Common stock, $.10 par value — Authorized, 25,500 and 6,000 shares at March 31, 2009 and 2008, respectively
Issued, 10,127 and 9,982 shares in 2009 and 2008, respectively	1,013	499
Capital in excess of par value	14,923	12,674
Retained earnings	53,966	37,216
Accumulated other comprehensive loss	(6,460)	(1,820)
Treasury stock (279 and 2 shares at March 31, 2009 and 2008, respectively)	(2,325)	(22)
Notes receivable from officers and directors	(6)	(11)

Total stockholders’ equity	61,111	48,536

Total liabilities and stockholders’ equity	$86,924	$70,711

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 8
May 29, 2009
Graham Corporation Fourth Quarter Fiscal Year-End 2009
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Audited)

	Year Ended March 31,
	2009	2008	2007

Operating activities:
Net income	$17,467	$15,034	$5,761
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,111	989	887
Discount accretion on investments	(397)	(904)	(458)
Stock-based compensation expense	372	187	84
(Gain) loss on disposal or sale of property, plant and equipment	4	3	(17)
Deferred income taxes	6,022	4,342	646
(Increase) decrease in operating assets:
Accounts receivable	(1,941)	6,807	(5,882)
Unbilled revenue	(1,675)	(3,969)	185
Inventories	132	(115)	433
Domestic and foreign income taxes receivable	(2,552)	(634)	(31)
Prepaid expenses and other current and non-current assets	90	(250)	(7)
Prepaid pension asset	(7,677)	(3,045)	(1,979)
Increase (decrease) in operating liabilities:
Accounts payable	(11)	159	1,007
Accrued compensation, accrued expenses and other current and non-current liabilities	260	1,308	237
Customer deposits	(100)	(127)	4,547
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(59)	(83)	(220)

Net cash provided by operating activities	11,046	19,702	5,193

Investing activities:
Purchase of property, plant and equipment	(1,492)	(1,027)	(1,637)
Proceeds from disposal of property, plant and equipment	1	45	25
Purchase of investments	(142,601)	(94,781)	(33,300)
Redemption of investments at maturity	136,620	74,680	30,500

Net cash used by investing activities	(7,472)	(21,083)	(4,412)

Financing activities:
Proceeds from issuance of long-term debt	2,927	69	3,896
Principal repayments on long-term debt net of proceeds from issuance of long-term debt	(2,955)	(106)	(3,948)
Issuance of common stock	695	1,116	413
Dividends paid	(754)	(493)	(387)
Sale of treasury stock	(2,303)	—	—
Excess tax deduction on stock awards	1,696	1,473	—
Other	5	(17)	42

Net cash (used) provided by financing activities	(689)	2,042	16

Effect of exchange rate changes on cash	153	76	8

Net increase in cash and cash equivalents	3,038	737	805
Cash and cash equivalents at beginning of year	2,112	1,375	570

Cash and cash equivalents at end of year	$5,150	$2,112	$1,375

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Graham Corporation Reports Record Sales and Net Income for Fiscal 2009	Page 9
May 29, 2009
Graham Corporation Fourth Quarter Fiscal Year-End 2009
Additional Information
ORDER AND BACKLOG TREND
($, in millions)

	Q108	Q208	Q308	Q408	FY 2008	Q109	Q209	Q309	Q409	FY2009
	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09	3/31/09
Orders	$24.9	$20.5	$26.6	$35.1	$107.1	$27.8	$17.5	$8.1	$20.5	$73.9
Backlog	$59.2	$56.8	$63.0	$75.7	$75.7	$76.0	$69.7	$52.5	$48.3	$48.3

SALES BY INDUSTRY FISCAL 2009
($, in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
Refining	$14.4	52%	$11.1	47%	$11.3	46%	$9.3	37%	$46.0	46%
Chem/ Petrochemical	$5.3	19%	$6.4	27%	$6.6	27%	$8.7	35%	$27.0	27%
Power	$1.3	5%	$2.0	8%	$1.5	6%	$0.6	3%	$5.5	5%
Other	$6.6	24%	$4.4	18%	$5.3	21%	$6.2	25%	$22.6	22%
Total	$27.6		$23.9		$24.7		$24.8		$101.1

SALES BY INDUSTRY FISCAL 2008
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total
Refining	$9.7	48%	$12.0	52%	$7.8	38%	$7.5	33%	$37.0	43%
Chem/ Petrochemical	$4.6	23%	$6.5	28%	$8.5	42%	$7.3	32%	$26.9	31%
Power	$0.8	4%	$0.4	2%	$0.1	1%	$0.1	0%	$1.4	2%
Other	$4.9	25%	$4.2	18%	$4.1	19%	$7.9	35%	$21.1	24%
Total	$20.0		$23.1		$20.5		$22.8		$86.4
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Graham Corporation Reports record Sales and Net Income for Fiscal 2009	Page 10
May 29, 2009
SALES BY REGION FISCAL 2009
($, in millions)

	Q109%		Q209%		Q309%		Q409%		FY 2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
United States	$18.6	67%	$15.0	63%	$14.4	58%	$15.8	64%	$63.7	63%
Middle East	$2.0	7%	$3.0	13%	$2.8	11%	$0.6	2%	$8.4	8%
Asia	$3.0	11%	$1.0	4%	$3.7	15%	$5.5	22%	$13.3	13%
Other	$4.0	15%	$4.9	20%	$3.8	16%	$2.9	12%	$15.7	16%
Total	$27.6		$23.9		$24.7		$24.8		$101.1
SALES BY REGION FISCAL 2008
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total
United States	$9.2	46%	$15.6	68%	$10.7	52%	$11.4	50%	$46.9	54%
Middle East	$4.2	21%	$0.5	2%	$1.6	8%	$3.7	16%	$10.0	11%
Asia	$2.5	12%	$2.1	9%	$3.9	19%	$4.3	19%	$12.8	15%
Other	$4.1	21%	$4.9	21%	$4.3	21%	$3.4	15%	$16.7	20%
Total	$20.0		$23.1		$20.5		$22.8		$86.4
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